EXHIBIT 10.1.5.1

NEXX SYSTEMS, INC.

AMENDMENT TO

RESTRICTED STOCK UNIT AGREEMENT

THIS AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENT (this “Amendment”) is entered into on this     day of                     , 2011 and amends that certain Restricted Stock Unit Agreement dated as of the     day of                     , 201     (the “Agreement”), by and between NEXX Systems, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Participant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Agreement.

WHEREAS, the parties previously entered into the Agreement, pursuant to which the Company granted to the Participant RSUs, each of which represents the right to receive one Share;

WHEREAS, Section 15 of the Agreement contains certain conditions that must be fulfilled prior to the Company being required to issue any certificate or certificates for Shares for vested RSUs (the “Issuance Conditions”); and

WHEREAS, the Company and the Participant believe it is in the best interest of the parties to amend the Issuance Conditions as provided below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Section 15 of the Agreement shall be replaced in its entirety with the following:

“15. Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the expiration of any transfer restrictions on securities of the Company held by the Participant pursuant to an agreement between the Participant and the underwriters of the initial public offering of the Company’s common stock; and (e) the lapse of such reasonable period of time following the date of vesting of the RSUs as the Administrator may establish from time to time for reasons of administrative convenience.”

2. A new Section 21 is hereby added to the Agreement, to read in its entirety as follows:

“21. Section 409A. All payments and benefits hereunder are subject to applicable tax and other legally required withholdings. Payments and benefits hereunder are intended to comply with the requirements of Section 409A of the Code (“Section 409A”) or the requirements for exemption from Section 409A, and shall be construed and administered accordingly; provided, that in no event shall the Company be liable by reason of any failure of any such payment or benefit to comply with Section 409A or the requirements for an exemption from Section 409A.”

Except as contemplated hereby, none of the other terms and provisions of the Agreement shall be modified or amended on account hereof, and all such other provisions shall remain in full force and effect in accordance with their terms.

This Amendment may be delivered by facsimile/PDF and may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

In Witness Whereof, the parties hereto have executed, or caused to be executed by their authorized official, this Amendment effective as of the date first above written.

COMPANY:

NEXX SYSEMS, INC.

By:
Name:
Title:

PARTICIPANT:

By:
Name: